UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of report (Date of earliest event reported)	February 14, 2020 (February 6, 2020)

LINCOLNWAY ENERGY, LLC
(Exact Name of Registrant as Specified in Its Charter)

IOWA	000-51764	20-1118105
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

59511 W. Lincoln Highway, Nevada, Iowa	50201
(Address of Principal Executive Offices)	(Zip Code)

(515) 232-1010
(Registrant’s Telephone Number, Including Area Code)

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.   ☐

Item 1.01	Entry into a Material Definitive Agreement.

Grain Procurement Agreement

Effective February 6, 2020 (the “Effective Date”), Lincolnway Energy, LLC (the “Company”) entered into a Grain Procurement Agreement (the “Grain Agreement”) with Husker Trading, Inc. (“Trading”), an affiliate of Husker Ag, LLC (“Husker Ag”).  Under the Grain Agreement, Trading will source the purchase of all corn required by the Company to operate its ethanol facility.  During the term of the Corn Procurement Agreement (the “Corn Procurement Agreement”) currently in place with Innovative Ag Services Co. (“Seller”), Trading will do so in coordination with the Seller under the Corn Procurement Agreement.    The term of the Grain Agreement is six months and will terminate unless there is mutual agreement to extend the term.  Trading will receive a fee of $0.01 per bushel of corn delivered to the Company.

The foregoing description of the Grain Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Grain Agreement which is filed as Exhibit 10.1 to this Current Report on Form 8-K and incorporated herein by reference.

Item 8.01.	Other Events

On January 15, 2020 Lincolnway Energy, LLC (the “Company”) and Husker Ag, LLC (“Husker Ag”) entered into a Management Services Agreement for management services pertaining to the Company’s ethanol facility located in Nevada, Iowa.  On February 6, 2020, the parties executed a Memorandum of Terms (“Term Sheet”) containing the principal terms and conditions of a potential investment transaction between the parties, which is attached hereto as Exhibit 99.1.  The following description of the Term Sheet is qualified in its entirety by reference to such exhibit.  Here are the key provisions:

•
New Class A Units.  Husker Ag would purchase 42,049 new Class A units for $5,000,000, at a price of $118.91 per unit.  Our need for additional equity is urgent and the Company would endeavor to close this investment as soon as possible following approval of the Company’s members at an upcoming special meeting.  Class A units would have a separate right to approve certain actions, as is customary for holders of senior equity.

•
New Class B Units.  As soon as practical following the purchase of the new Class A units by Husker Ag, the Company will offer to all our existing members who are accredited investors 21,024 new Class B units, at the same price per unit, $118.91.  This offer will be made by way of a private placement memorandum and accredited investor members will be able to subscribe for their pro rata share of Class B units and will also have the opportunity to subscribe for more if not all Class B units are purchased on a pro rata basis.

•
$7,500,000 New Equity.  Husker Ag has agreed to purchase any Class B units not purchased by our members.   In this way, the Company will receive a total of $7,500,000 in new equity in two steps.  The Term Sheet contains additional details, including a summary of our capitalization before and after these transactions.  The Company anticipates that this amount of equity will normalize our banking relationship by bringing us into covenant compliance, and that our long-term debt will again be classified as long term on our financial statements.  The going concern qualification would then be removed.

•
Rights of Unit Classes.  The existing common units, the new Class A and Class B units have equal rights to distributions.  However, for distributions as a result of a liquidation (and deemed liquidation) holders of Class A will first receive an amount of their equity contributions, holders of Class B would then receive up to the amount of their equity contributions.  Any remaining distribution would go equally to all unit holders.

•
Board of Directors.  At the closing of the Class A offering, Husker Ag would own 50 percent of Lincolnway.  Depending on how many of the Series B units are purchased by our members, Husker Ag would own between 40 and 60 percent of Lincolnway following the member offering.  The Term Sheet provides for a board composed of seven members; Husker Ag would be entitled to elect four directors and the holders of the common and Series B units would be entitled to elect three directors.

•
Exclusive Period; Non-Binding Provisions.  The Term Sheet is non-binding, and subject to certain conditions, including further due diligence by Husker Ag, the approval by the Company’s members of the amendments to the Operating Agreement at an upcoming special meeting of members and negotiation of purchase documents.  The Company has a binding obligation, however, to deal exclusively with Husker Ag for 60 days from February 6, subject to our ability to accept another offer if required by our Directors’ fiduciary duties.

Item 9.01.	Financial Statements and Exhibits

(d)	Exhibits

Exhibit Number	Description

10.1	Grain Procurement Agreement between Lincolnway Energy, LLC and Husker Trading, Inc.

99.1	Memorandum of Terms dated February 6, 2020

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

LINCOLNWAY ENERGY, LLC

Date: February 14, 2020	By:	/s/ Jeff Kistner
Jeff Kistner
Interim Chief Financial Officer